MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the “Agreement”) is made between THOR Financial Technologies Trust, a Delaware statutory trust (the “Trust”) and THOR Financial Technologies, LLC (the “Adviser”), a Pennsylvania limited liability company.

RECITALS:

WHEREAS, the Adviser has been selected to act as the investment manager of the series of the Trust set forth on the Exhibit to this Agreement (each, a “Fund,” collectively, the “Funds”) and to provide certain other services, as more fully set forth below, and the Adviser is willing to act as such investment manager and to perform such services under the terms and conditions hereinafter set forth.

NOW THEREFORE, the parties hereto agree as follows:

1.       ADVISORY SERVICES

Subject to the supervision of the Board of Trustees of the Trust (the “Board”), the Adviser will provide or arrange to be provided to each Fund such investment advice as the Adviser in its discretion deem advisable and will furnish or arrange to be furnished a continuous investment program for each Fund consistent with the Fund’s investment objective and policies. The Adviser will determine or arrange for others to determine the securities to be purchased for each Fund, the portfolio securities to be held or sold by each Fund and the portion of each Fund’s assets to be held uninvested, subject always to the Fund’s investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish. The Adviser will furnish such reports, evaluations, information or analyses to the Trust as the Board may request from time to time or as the Adviser may deem to be desirable. The Adviser also will advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Trust. The Adviser may delegate any of the responsibilities, rights or duties described above to one or more persons, provided that the Adviser notify the Trust and agree that such delegation does not relieve the Adviser from any liability hereunder.

The Adviser shall provide at least sixty (60) days prior written notice to the Trust of any change in the ownership or management of the Adviser, or any event or action that may constitute a change in control. The Adviser shall provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Funds.

The Adviser shall be subject to: (1) the restrictions of the Trust’s Declaration of Trust as amended from time to time; (2) the provisions of the Investment Company Act of 1940, as amended (the “Act”) and the Investment Advisers Act of 1940, as amended; (3) the statements relating to the Funds’ investment objectives, investment strategies and investment restrictions as set forth in the registration statement of the Trust under the Securities Act of 1933, as amended; and (4) any applicable provisions of the Internal Revenue Code of 1986, as amended. The Adviser shall be registered as an investment adviser with the Securities and Exchange Commission prior to the effectiveness of this Agreement and shall maintain such registration throughout the duration of this Agreement.

2.       ALLOCATION OF CHARGES AND EXPENSES

The Adviser will pay all ordinary operating expenses of the Funds, including the compensation and expenses of any employees of the Funds and of any other persons rendering any services to the Funds;

clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Funds in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Funds in connection with the organization and initial registration of shares of a Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Funds; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Funds; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Funds’ shares, excluding expenses which the Funds are authorized to pay pursuant to Rule 12b-1 under the Act; and all other operating expenses not specifically assumed by the Funds.

The Funds will pay all (i) brokerage expenses and other fees, charges, taxes, levies or expenses (such as stamp taxes) incurred in connection with the execution of portfolio transactions or in connection with creation and redemption transactions (including without limitation any fees, charges, taxes, levies or expenses related to the purchase or sale of an amount of any currency, or the patriation or repatriation of any security or other asset, related to the execution of portfolio transactions or any creation or redemption transactions); (ii) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (iii) extraordinary expenses (in each case as determined by a majority of the Independent Trustees); (iv) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the Act; (v) interest and taxes of any kind or nature (including, but not limited to, income, excise, transfer and withholding taxes); (vi) fees and expenses related to the provision of securities lending services; and (vii) the advisory fee payable to the Adviser. The internal expenses of pooled investment vehicles in which a Fund may invest (acquired fund fees and expenses) are not expenses of such Funds and are not paid by the Adviser.

The Adviser may obtain reimbursement from a Fund, at such time or times as the Adviser may determine in its sole discretion, for any of the expenses advanced by the Adviser which a Fund is obligated to pay, and such reimbursement shall not be considered to be part of the Adviser’s compensation pursuant to this Agreement.

3.       COMPENSATION OF THE MANAGER

For all of the services to be rendered as provided in this Agreement, as of the last business day of each month, each Fund will pay the Adviser a fee based on the average value of the daily net assets of the Fund and paid at an annual rate as set forth on the Exhibit executed with respect to such Fund and attached hereto.

The average value of the daily net assets of a Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of a Fund has been suspended for a period including such month, the Adviser’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

4.       EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of a Fund, it is understood that the Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Adviser, subject to review of this selection by the Board from time to time. The Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek for the Funds the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Funds and/or the other accounts over which it exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Adviser’s overall responsibilities with respect to the Funds and to accounts over which the Adviser exercises investment discretion. The Trust and the Adviser understand and acknowledge that, although the information may be useful to the Funds and the Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by each Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

A broker’s or dealer's sale or promotion of Fund shares shall not be a factor considered by the Adviser’s personnel responsible for selecting brokers to effect securities transactions on behalf of the Funds. The Adviser and its personnel shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Fund shares by directing to such broker or dealer (i) a Fund's portfolio securities transactions or (ii) any remuneration, including but not limited to, any commission, mark-up, mark down or other fee received or to be received from a Fund's portfolio transactions through such broker or dealer. However, the Adviser may place Fund portfolio transactions with brokers or dealers that sell or promote shares of the Funds provided the Board has adopted policies and procedures under Rule 12b-1(h) under the Act and such transactions are conducted in compliance with those policies and procedures.

Subject to the provisions of the Act, and other applicable law, the Adviser, any of its affiliates or any affiliates of the Adviser’s affiliates may retain compensation in connection with effecting a Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which the Adviser gives any advice to its clients concerning the shares of a Fund, the Adviser will act solely as investment counsel for such client and not in any way on behalf of a Fund.

5.       PROXY VOTING

The Adviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Funds may be invested from time to time. Such proxies will be voted in a manner that the Adviser deems, in good faith, to be in the best interest of the Funds and in accordance with the Adviser’s proxy voting policy. The Adviser agrees to provide a copy of its proxy voting policy, and any amendments thereto, to the Trust prior to the execution of this Agreement.

6.       CODE OF ETHICS

The Adviser adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Adviser will provide to the Board a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code.

7.       SERVICES NOT EXCLUSIVE/USE OF NAME

The Adviser’s services to a Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Adviser may render investment advice, management and other services to others, including other registered investment companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Funds.

The Trust and the Adviser acknowledge that all rights to the name “THOR” or any variation thereof belong to the Adviser, and that the Trust is being granted a limited license to use such words in in the names of its series or in any class name. In the event the Adviser ceases to be the adviser to the Funds, the Trust’s right to the use of the name “THOR” shall automatically cease on the ninetieth day following the termination of this Agreement. The right to the name may also be withdrawn by the Adviser during the term of this Agreement upon ninety (90) days’ written notice by the Adviser to the Trust. Nothing contained herein shall impair or diminish in any respect, the Adviser’s right to use the name “THOR” in the name of, or in connection with, any other business enterprises with which the Adviser is or may become associated. There is no charge to the Trust for the right to use this name.

8.       LIMITATION OF LIABILITY OF ADVISER

The Adviser may rely on information reasonably believed by the Adviser to be accurate and reliable. Except as may otherwise be required by the Act or the rules thereunder, neither the Adviser nor the Adviser’s directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the Adviser’s duties under this Agreement, or by reason of reckless disregard by any of such persons of the Adviser’s obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Adviser, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member, or agent of the Adviser, or one under the Adviser’s control or direction, even though paid by the Adviser.

9.       DURATION AND TERMINATION OF THIS AGREEMENT

The term of this Agreement shall begin on the date of the execution of this Agreement and shall continue in effect with respect to each such Fund for a period of two years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually by (a) a majority of the outstanding voting securities of such Fund or by vote of the Board, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. If a fund is added pursuant to an Exhibit executed after the date of this Agreement as described above, this Agreement shall become effective with respect to that fund upon execution of the applicable Exhibit and shall continue in effect for a period of two years from the date thereof and from year to year thereafter, subject to approval as described above.

This Agreement may, on sixty (60) days written notice, be terminated with respect to the Funds, at any time without the payment of any penalty, by the Board, by a vote of a majority of the outstanding voting securities of the Funds, or by the Adviser. This Agreement shall automatically terminate in the event of its assignment.

10.        RETENTION OF SUB-ADVISER

Subject to the Trust's obtaining the initial and periodic approvals required under Section 15 of the Act, the Adviser may retain one or more sub-advisers, at the Adviser's own cost and expense, for the purpose of managing the investments of the assets of one or more Funds of the Trust. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall, subject to Paragraph 8 of this Agreement, be responsible to the Trust for all acts or omissions of any sub-adviser in connection with the performance of the Adviser's duties hereunder.

11.        AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the Trustees who are not interested persons of the Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Funds to which the amendment relates.

12.       LIMITATION OF LIABILITY TO TRUST PROPERTY

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of any series of the Trust, personally, but bind only the trust property of the Trust (and only the property of the applicable Fund), as provided in the Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the applicable Fund and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of applicable Fund) as provided in its Agreement and Declaration of Trust. A copy of the Certificate of Trust is on file with the Secretary of State of Delaware.

13.        SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

14.       BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the Act, the Adviser agrees that all records which it maintains for the Trust are the property of the Trust and the Adviser agrees to surrender promptly to the Trust such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act all records which it maintain for the Trust that are required to be maintained by Rule 31a-1 under the Act.

15.        QUESTIONS OF INTERPRETATION

(a)       This Agreement shall be governed by the laws of the State of Delaware.

(b)       For the purpose of this Agreement, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c)       Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Securities and Exchange Commission or its staff. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

16.        NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the Adviser’s address, and the address of the Trust is 327 W. Pittsburgh Street, Greensburg, PA 15601.

17.        CONFIDENTIALITY

The Adviser agrees to treat all records and other information relating to the Trust and the securities holdings of the Funds as confidential and shall not disclose any such records or information to any other person unless (i) the Board has approved the disclosure or (ii) such disclosure is compelled by law. In addition, the Adviser, and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Funds, as a result of disclosing a Fund’s portfolio holdings. The Adviser agrees that, consistent with its code of ethics, neither the Adviser nor its officers, directors or employees may engage in personal securities transactions based on nonpublic information about a Fund's portfolio holdings.

18.       COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.        BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

19.        CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year listed below.

THOR Financial Technologies Trust

By: _/s/ Bradley Roth____________

Print Name: Bradley Roth

Title: President

Dated: October 1, 2026

THOR Financial Technologies, LLC

By: _/s/ Bradley Roth____________

Print Name: Bradley Roth

Title: CIO

Dated: October 1, 2026

Exhibit A

Dated: October 1, 2026

Fund	Percentage of Average Daily Net Assets
THOR Conservative Risk Dynamic ETF	0.85%